Exhibit 99.1

Contact:	Media Contact:
Jennifer Lew	Aljanae Reynolds
Chief Financial Officer	510-809-2452
510-809-4816	press@aduro.com

Aduro Biotech Reports First Quarter 2018 Financial Results

BERKELEY, Calif., May 2, 2018 – Aduro Biotech, Inc. (NASDAQ: ADRO) today reported financial results for the first quarter ended March 31, 2018. Net loss for the first quarter of 2018 was $21.5 million, or $0.28 per share, compared to net loss of $21.8 million, or $0.32 per share, for the same period in 2017.

Recent Developments:

•	Reported preclinical data on ADU-S100, BION-1301 and ADU-1604 at the American Association for Cancer Research
•	Reported initial observations from the first patient treated with our personalized neoantigen-based immunotherapy
•	Received a milestone payment from Merck for initiation of a Phase 1 trial of our anti-CD27 antibody for patients with advanced solid tumors

Cash, cash equivalents and marketable securities totaled $327.8 million at March 31, 2018, compared to $349.7 million at December 31, 2017.

Revenue was $6.6 million for the first quarter of 2018 compared to $3.8 million for the same period in 2017. The increase of $2.8 million was primarily due to a $3.0 million milestone payment received from Merck for initiation of a Phase 1 trial for our anti-CD27 antibody.

Research and development expenses were $20.1 million for the first quarter of 2018 compared to $20.6 million for the same period in 2017. The decrease of $0.5 million was due to lower contract manufacturing expense of $3.1 million primarily related to BION-1301, partially offset by increases in clinical development and contract research expenses for our ongoing programs including ADU-S100, BION-1301, ADU-1604 and our personalized neoantigen-based immunotherapy, as well as increases in stock-based compensation and personnel related expenses.

General and administrative expenses were $9.0 million for the first quarter of 2018 compared to $8.3 million for the same period in 2017. The increase of $0.7 million was driven primarily by legal fees associated with our patent portfolio and higher stock-based compensation expense, partially offset by decreased compensation expense.

Income tax benefit was approximately $21 thousand for the first quarter of 2018 compared to an income tax benefit of $2.8 million for the same period in 2017. The income tax benefit for 2017 related to federal income tax benefit associated with the carryback of the 2017 losses.

About Aduro

Aduro Biotech, Inc. is an immunotherapy company focused on the discovery, development and commercialization of therapies that are intended to transform the treatment of challenging diseases. Aduro's technology platforms, which are designed to harness the body's natural immune system, are being investigated in cancer indications and have the potential to expand into autoimmune and infectious diseases. Aduro's STING Pathway Activator platform is designed to activate the STING receptor in immune cells, resulting in a potent tumor-specific immune response. ADU-S100 is the first STING Pathway Activator compound to enter the clinic and is currently being evaluated in both a Phase 1 monotherapy study as well as a Phase 1b combination study with an anti-PD1 immune checkpoint inhibitor. Aduro’s B-select monoclonal antibody platform, including BION-1301, an anti-APRIL antibody, is comprised of a number of immune modulating assets in research and development. Aduro's pLADD program is based on proprietary attenuated strains of Listeria that have been engineered to express tumor neoantigens that are specific to an individual patient’s tumor. Other Listeria strains for lung and prostate cancers are being advanced by a partner. Aduro is collaborating with leading global pharmaceutical companies to expand its products and technology platforms. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for our technology and our ability to advance our drug development programs on our own or with our collaborators. In some cases you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates.  We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on March 1, 2018, and our quarterly report on Form 10-Q for the quarter ended March 31, 2018, to be filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ADURO BIOTECH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue:
Collaboration and license revenue	$6,627	$3,772
Total revenue	6,627	3,772
Operating expenses:
Research and development	20,128	20,572
General and administrative	9,045	8,278
Amortization of intangible assets	152	132
Total operating expenses	29,325	28,982
Loss from operations	(22,698)	(25,210)
Interest income	1,199	650
Other loss, net	(16)	(4)
Loss before income tax	(21,515)	(24,564)
Income tax benefit	21	2,752
Net loss	$(21,494)	$(21,812)
Net loss per common share, basic and diluted	$(0.28)	$(0.32)
Shares used in computing net loss per common share, basic and diluted	77,906,645	68,242,360

ADURO BIOTECH, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$100,279	$157,614
Short-term marketable securities	207,029	168,489
Accounts receivable	702	989
Income tax receivable	17,495	17,495
Prepaid expenses and other current assets	5,309	5,544
Total current assets	330,814	350,131
Long-term marketable securities	20,541	23,614
Property and equipment, net	30,168	31,085
Goodwill	8,972	8,723
Intangible assets, net	31,843	31,107
Restricted cash	468	468
Total assets	$422,806	$445,128
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,847	$1,150
Accrued clinical trial and manufacturing expenses	3,876	5,898
Accrued expenses and other liabilities	8,569	12,601
Contingent consideration	7,172	6,829
Deferred revenue	14,882	14,923
Total current liabilities	36,346	41,401
Deferred rent	11,109	9,991
Contingent consideration	999	759
Deferred revenue	169,857	148,148
Deferred tax liabilities	6,704	6,538
Other long-term liabilities	832	818
Total liabilities	225,847	207,655
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	8	8
Additional paid-in capital	524,997	519,435
Accumulated other comprehensive income	2,621	1,893
Accumulated deficit	(330,667)	(283,863)
Total stockholders’ equity	196,959	237,473
Total liabilities and stockholders’ equity	$422,806	$445,128